Exhibit 3.15

              THE COMPANIES ACT 1985 (AS AMENDED) (the "Act")
              -----------------------------------------------

                          ARTICLES OF ASSOCIATION

                                     of

                         JONES LANG LASALLE LIMITED

 (As adopted by written resolution of the members on 23rd December, 1999)


1.    Adoption of Table A

In these articles "Table A" means Table A scheduled to The Companies (Tables A to F) Regulations 1985 as amended prior to the date of adoption of these articles. The regulations contained in Table A shall, except where they are excluded or modified by these articles, apply to the company and, together with these articles, shall constitute the articles of the company. No other regulations set out in any statute concerning companies, or in any statutory instrument or other subordinate legislation made under any statute, shall apply as the regulations or articles of the company.

2.    Interpretation

Words and expressions which bear particular meanings in Table A shall bear the same meanings in these articles. References in these articles to writing include references to any method of representing or reproducing words in a legible and non-transitory form. Headings are for convenience only and shall not affect construction. If, and for so long as, the company has only one member, these articles shall (in the absence of any express provision to the contrary) apply with such modification as may be necessary in relation to such a company.

3.    Unissued shares

Subject to the provisions of the Act and to these articles, any unissued shares of the company (whether forming part of the original or any increased capital) shall be at the disposal of the directors who may offer, allot, grant options over or otherwise dispose of them to such persons at such times and for such consideration and upon such terms and conditions as they may determine.

4.    Authority to issue relevant securities

Subject to any direction to the contrary which may be given by the company in general meeting, the directors are unconditionally authorised to exercise all powers of the company to allot relevant securities. The maximum nominal amount of relevant securities that may be allotted under this authority shall be the nominal amount of the unissued share capital at the date of adoption of this article or such other amount as may from time to time be authorised by the company in general meeting. The authority conferred on the directors by this article shall remain in force for a period of five years from the dare of adoption of these articles but maybe revoked varied or renewed from time to time by the company in general meeting in accordance with the Act.

5.    Exclusions of Rights to Offers on a Pre-emptive Basis

Section 89(l) of the Act shall not apply to the allotment by the company of any equity security.

6.    Transfer of Shares

Any transfer of shares or any interest in shares requires the prior consent of the directors. The directors may, in their absolute discretion and without assigning any reason for so doing, decline to register any transfer of any share, whether or not it is a fully paid share. Any purported transfer of shares without prior consent of the directors shall be null and void. Certificates for any preference shares in the capital of the company shall bear an appropriate legend with respect to these restrictions. Regulation 24 of Table A shall be modified accordingly.

7.    Notice of General Meetings

Notice of every general meeting shall be given to all members other than any who, under the provisions of these articles or the terms of issue of the shares they hold, are not entitled to receive such notices from the company, and also to the auditors or, if more than one, each of them. The last sentence of Regulation 38 of Table A shall not apply.

8.    Proceedings at General Meetings

For all purposes of these articles apart from when the company has only one member, a general meeting of the company or of the holders of any class of its shares shall be valid and effective for all purposes if one person being a duly authorised representative of two or more corporations each of which is a member entitled to vote upon the business to be transacted is present. Regulation 40 of Table A shall be modified accordingly. If, and for so long as, the company has only one member, that member or the proxy for that member or, where that member is a corporation, its duly authorised representative shall be a quorum at any general meeting of the company or of the holders of any class of shares. Regulation 40 of Table A shall be modified accordingly.

9.    Votes of Members

At a general meeting, but subject to any rights or restrictions attached to any shares, on a show of hands every member who (being an individual) is present in person or (being a corporation) is present by a duly authorised representative and every proxy for any member (regardless of the number or the holdings of the members for whom he is a proxy) shall have one vote, and on a poll every member who is present in person or by proxy shall have one vote for every share of which he is the holder. Regulation 54 of Table A shall not apply.

10.   Members May Vote When Money Payable by Them

Regulation 57 of Table A shall not apply.

11.   Delivery of Proxies

The instrument appointing a proxy and (if required by the directors) any authority under which it is executed or a copy of the authority, certified notarially or in some other manner approved by the directors, may be delivered to the office (or to such other place or to such person as may be specified or agreed by the directors) before the time for holding the meeting or adjourned meeting at which the person named in the instrument proposes to act or, in case of a poll taken subsequently to the date of the meeting or adjourned meeting, before the time appointed for the taking of the poll, and an instrument of proxy which is not so delivered shall be invalid. The directors may at their discretion treat a faxed or other machine made copy of an instrument appointing a proxy as such an instrument for the purpose of this article. Regulation 62 of Table A shall not apply.

12.   Alternate Directors

Any director (other than an alternate director) may appoint any other director, or any other person who is willing to act, to be an alternate director and may remove from office an alternate director so appointed by him. Regulation 65 of Table A shall not apply.

13.   Power to Provide for Employees

The directors may by resolution exercise any power conferred by the Act to make provision for the benefit of persons employed or formerly employed by the company or any of its subsidiaries in connection with the cessation or the transfer to any person of the whole or part of the undertaking of the company or that subsidiary.

14.   Power to Receive Uncalled Moneys

The directors may, if they think fit, receive from any member willing to advance the same all or any part of the moneys uncalled and remaining unpaid on any shares held by him.

15.   Delegation of Directors' Powers

The directors may delegate any of their powers (with power to sub-delegate) to committees consisting of such person or persons (whether directors or not) as they think fit. Regulation 72 of Table A shall be modified accordingly and references in Table A to a committee of directors or to a director as a member of such a committee shall include a committee established under this article or such person or persons.

16.   Appointment and Removal of Directors by Majority Shareholders

Any member holding, or any members holding in aggregate, a majority in nominal value of such of the issued share capital for the time being of the company as carries the right of attending and voting at general meetings of the company may by memorandum in writing signed by or on behalf of him or them and delivered to the office or tendered at a meeting of the directors or at a general meeting of the company at any time and from time to time appoint any person to be a director (either to fill a vacancy or as an additional director) or remove any director from office (no matter how he was appointed).

17.   Appointment of Directors by Board

Without prejudice to the powers conferred by any other article, any person may be appointed a director by the directors, either to fill a vacancy or as an additional director.

18.   No Age Limit or Share Qualification

No director shall be required to retire or vacate his office, and no person shall be ineligible for appointment as a director, by reason of his having attained any particular age. No shareholding qualification for directors shall be required.

19.   Exclusion of Rotation Requirements and Other Provisions

Regulations 73 to 80 (inclusive) and the last sentence of regulation 84 of Table A shall not apply.

20.   Disqualification and Removal of Directors

The office of a director shall be vacated not only upon the happening of any of the events mentioned in Regulation 81 of Table A bur also if he is removed from office pursuant to these articles. Regulation 81 of Table A shall be modified accordingly.

21.   Directors' Gratuities and Pensions

The directors may exercise all the powers of the company to provide benefits, either by the payment of gratuities or pensions or by insurance or in any other manner whether similar to the foregoing or not, for any director or former director or the relations, connections or dependants of any director or former director who holds or has held any executive office or employment with the company or with any body corporate which is or has been a subsidiary of the company or with a predecessor in business of the company or of any such body corporate and may contribute to any fund and pay premiums for the purchase or provision of any such benefit. No director or former director shall be accountable to the company or the members for any benefit provided pursuant to this article and the receipt of any such benefit shall not disqualify any person from being or becoming a director of the company. Regulation 87 of Table A shall not apply.

22.   Notice of Board Meetings

Notice of a meeting of the directors shall be deemed to be properly given to a director if it is given to him personally or by word of mouth or sent in writing to him at his last known address or any other address given by him to the company for this purpose, or by any other means authorised in writing by the director concerned. Notice shall be given in this manner to all directors including any director who is for the time being absent. A director may waive notice of any meeting either prospectively or retrospectively. Regulation 88 of Table A shall be modified accordingly.

23.   Participation in Board Meetings by Telephone

All or any of the members of the board or any committee of the board may participate in a meeting of the board or that committee by means of a conference telephone or any communication equipment which allows all persons participating in the meeting to hear each other. A person so participating shall be deemed to be present in person at the meeting and shall be entitled to vote or be counted in a quorum accordingly. Such a meeting shall be deemed to take place where the largest group of those participating is assembled, or, if there is no such group, where the chairman of the meeting then is.

24.   Resolutions in Writing

A resolution in writing executed by all the directors for the time being entitled to receive notice of a meeting of the board (if that number is sufficient to constitute a quorum) or by all the members of a committee for the time being shall be as valid and effectual as a resolution passed at a meeting of the board or, as the case may be, of the committee properly called and constituted. The resolution may be contained in one document or in several documents in like form each executed by one or more of the directors or members of the committee concerned. A resolution signed by an alternate director need not also be signed by his appointor and, if it is signed by a director who has appointed an alternate director, it need not be signed by the alternate director in that capacity. Regulation 93 of Table A shall not apply.

25.   Directors May Vote When Interested

A director who to his knowledge is in any way, whether directly or indirectly, interested in a contract or proposed contract with the company shall declare the nature of his interest at a meeting of the directors in accordance with the Act. Subject where applicable to such disclosure, a director shall be entitled to vote in respect of any contract or proposed contract in which he is interested and if he shall do so his vote shall be counted and he shall be taken into account in ascertaining whether a quorum is present. Regulations 94 and 95 of Table A shall not apply.

26.   Official Seal

The company may exercise all the powers conferred by the Act with regard to having any official seal and such powers shall be vested in the directors. Subject to the provisions of the Act, any instrument to which an official seal is affixed shall be signed by such persons, if any, as the directors may from time to time determine.

27.   Notices

Any notice or other document may be served on or delivered to any member by the company either personally. or by sending it by post addressed to the member at his registered address or by fax or telex to a number provided by the member for this purpose, or by leaving it at his registered address addressed to the member or by any other means authorised in writing by the member concerned. In the case of joint holders of a share, service or delivery of any notice or other document on or to one of the joint holders shall for all purposes be deemed a sufficient service on or delivery to all the joint holders. Regulation 112 of Table A shall nor apply.

28.   Time of Service

Any notice or other document, if sent by the company by post, shall be deemed to have been served or delivered twenty four hours after posting and, in proving such service or delivery, it shall be sufficient to prove that the notice or document was properly addressed, stamped and put in the post. Any notice or other document left by the company at a registered address otherwise than by post, or sent by fax or telex or other instantaneous means of transmission, shall be deemed to have been served or delivered when it was so left or sent. Regulation 115 of Table A shall not apply.